Exhibit 99.1

Company Press Release

Wednesday November 9, 2005

Advant-e Corporation Announces Third Quarter 2005 Results

Company Reports 24% Increase in Revenue and 37% Increase in Net Income over Q3 2004

DAYTON, Ohio, November 9, 2005 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending September 30, 2005.

For the third quarter of 2005 the Company reported revenues of $1,143,058, a 24% increase over revenues of $920,038 in the third quarter of 2004. The increase in revenue demonstrates the growing support in the marketplace for the Company’s principal products - web-based electronic data interchange subscription services (Web EDI) and electronic business transaction network services (EnterpriseEC™).

Net income for the quarter was $164,945, or $.02 per share, a 37% increase over net income of $120,628, or $.02 per share for the same period in 2004.

“We are pleased with our continued growth in both revenue and earnings,” said Jason K. Wadzinski, Chairman and Chief Executive Officer. “Once again our revenue hit a new record and our net income for the third quarter increased by 37% over both the third quarter of last year and second quarter of 2005. Our history of revenue growth over several years and our profitability over the past nine consecutive quarters has resulted in a strong financial foundation which we intend to leverage to enhance growth in the coming years.”

For the nine months ending September 30, 2005 the Company reported revenues of $3,258,931, a 25% increase over revenues of $2,610,655 in the same period in 2004. Net income for the period in 2005 was $390,324, or $.06 per share, compared to $342,212, or $.05 per share in the 2004 period.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.MfgEC.com and www.CPGSupplier.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$1,143,058	920,038	3,258,931	2,610,655
Cost of revenue	379,142	309,224	1,142,521	913,705

Gross margin	763,916	610,814	2,116,410	1,696,950
Marketing, general and administrative expenses	494,103	408,186	1,471,118	1,122,158

Operating income	269,813	202,628	645,292	574,792
Other income (expense)	5,132	—	5,132	(2,180)

Income before taxes	274,945	202,628	650,424	572,612
Income tax expense	110,000	82,000	260,100	230,400

Net income	$164,945	120,628	390,324	342,212

Basic earnings per share	$0.02	0.02	0.06	0.05

Diluted earnings per share	$0.02	0.02	0.06	0.05

Weighted average shares outstanding	6,332,423	6,244,917	6,298,765	6,244,917

Weighted average shares outstanding, assuming dilution	6,364,810	6,634,107	6,308,378	6,628,571

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2005 (Unaudited)	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$1,472,745	944,892
Short-term investments	220,750	—
Accounts receivable, net	297,923	290,394
Prepaid expenses and deposit	43,055	26,420

Total current assets	2,034,473	1,261,706

Software development costs, net	178,048	298,809

Property and equipment, net	274,974	271,604

Total assets	$2,487,495	1,832,119

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$40,372	39,681
Accrued salaries and other expenses	107,325	99,810
Income taxes payable	268,100	26,000
Deferred income taxes	27,600	—
Deferred revenue	87,194	142,788

Total current liabilities	530,591	308,279

Deferred income taxes	148,000	191,000

Total liabilities	678,591	499,279

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,403,714 outstanding at September 30, 2005 and 6,244,917 outstanding at December 31, 2004	6,403	6,245
Paid-in capital	1,560,185	1,475,584
Accumulated other comprehensive income	981	—
Retained earnings (deficit)	241,335	(148,989)

Total shareholders’ equity	1,808,904	1,332,840

Total liabilities and shareholders’ equity	$2,487,495	1,832,119

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$390,324	342,212
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	80,115	57,238
Amortization of software development costs	185,280	250,828
Deferred income taxes	(16,000)	230,400
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(7,529)	(29,415)
Prepaid expenses	(16,635)	(6,839)
Accounts payable	691	(39,776)
Accrued salaries, interest and other expenses	7,515	58,721
Income taxes payable	242,100	—
Deferred revenue	(55,594)	16,829

Net cash flows from operating activities	810,267	880,198

Cash flows from investing activities:
Purchases of available-for-sale investments	(235,175)	—
Proceeds from sale of available-for-sale investments	16,006	—
Purchases of equipment	(83,485)	(171,197)
Software development costs	(64,519)	(116,589)

Net cash flows from investing activities	(367,173)	(287,786)

Cash flows from financing activities:
Issuance of common stock	91,500	—
Payments on notes	—	(94,965)
Payments of direct costs of securities registration	(6,741)	(15,339)

Net cash flows from financing activities	84,759	(110,304)

Net increase in cash and cash equivalents	527,853	482,108

Cash and cash equivalents, beginning of period	944,892	216,448

Cash and cash equivalents, end of period	$1,472,745	698,556

Supplemental disclosures of cash flow items:
Interest paid	$—	3,014
Income taxes paid	$34,000	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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